Ex. 4.81

Aramin 694/005 & 006

Protocol AN01.01.0012 & AN01.01.0011	28th May 2008

Change Order for Additional Biostatistics & Medical Writing Work

DATED	the 28th May 2008

BETWEEN	Amarin Neuroscience Limited of Magdalen Centre North, Oxford Science Park, Oxford OX4 4GA UK ('Amarin')

AND	ICON Clinical Research Limited of South County Business Park, Leopardstown, Dublin 18 ('ICON')

WHEREAS:

A.
The parties entered into an Agreement for Services on 30th June 2005, concerning Study known as Protocol AN01.01.0012 & AN01.01.0011 - A Multi-centre, double-blind, randomized, parallel group, placebo-controlled trial of ethyl-epa (Ethyl-Icosapent) in patients with Huntington's Disease (the "Agreement"). This Agreement was further amended by various Change Order for both the US and EU.

B.	The parties have agreed to certain changes to the services to be provided and the associated cost as set out herein.

IT IS AGREED BY THE PARTIES AS FOLLOWS:

1.	The parties agree to amend the Agreement to reflect changes set out in the Appendix 1 which is attached hereto and incorporated hereby.

2	The activities and associated costs in this Change Order relate to both protocols AN01.01.0011 (694/006) and AN01.01.0012 (694/005).

3.	Save as otherwise provided in this Change Order, all the terms and conditions of the Agreement dated the 30th June 2005 and subsequent change orders shall remain in full force and effect.

4.
The value for completion of these activities shall be £91,818 in direct fees. Additional tasks, including the CSR addendum for the AN01.01.0012 study, of which an estimate is included in this cost, and any additional work on patient narratives for both studies and any additional biostatistics work requested will be charged on a time and materials basis as per the hourly rates in Appendix 1. All costs will be invoiced upon completion of the work.

Aramin 694/005 & 006

Protocol AN01.01.0012 & AN01.01.0011	28th May 2008

IN WITNESS WHEREOF, the parties hereto have executed this Change Order by their duly authorised representatives on the date(s) written below.

Amarin Neuroscience Limited	ICON Clinical Research Limited

NAME___________________	Ms. Seána Hopkins

TITLE ___________________	TITLE: VP Commercial Affairs

DATE____________________	DATE_________________

SIGNED_________________	SIGNED______________

Aramin 694/005 & 006

Protocol AN01.01.0012 & AN01.01.0011	28th May 2008

Appendix I

Section 1. Change Order Specifications

Item	Amarin 694005/694006	CO Value (£)	Comments /timelines
Date:	May-07
	694005 extension phase efficacy analysis
Management	3hrslwk	£615	2 weeks
SAP	10 hours	£1,026	SAP Includes all time from Jan08 to 01May08 (synergy applied)
TFLs	5 Unique Tables	£2,165	Unique TFLs absorbs dataset programming and validation cost (visit excel spreadsheet, last dose updates, revisit of LOCF for assessment dates, etc.)
	16 Replicate Tables	£1,728
	3 Unique Listings	£648
	4 Repeat Listings	£324
Total		£6,506
	694005 extension phase safety analysis
Management	3hrs/wk	£615	2 weeks
SAP	10 hours	£1,026	SAP includes all time from Jan08 to 01 May08 (synergy applied)
TFLs	8 Unique Tables	£ 3,464
	11 Replicate Tables	£1,188
	1 Unique Listing	£216
	22 Replicate Listings	£1,782
Total		£8,291
	694006 extension phase efficacy analysis
Management	3 hrslwk	£615	2 weeks
SAP	10 hours	£1,026	SAP includes all time from Jan08 to 01May08 (synergy applied)
TFLs - 1 parameter	5 Unique Tables	£2,165
	22 Replicate Tables	£2,376
	6 Repeat Listings	£486
Total		£6,668
	694006 extension phase safety analysis
Management	3hrs/wk	£615	2 weeks

Aramin 694/005 & 006

Protocol AN01.01.0012 & AN01.01.0011	28th May 2008

SAP	10 hours	£1,026	SAP Includes all time from Jan08 to 01 May08 (synergy applied)
TFLs	9 Unique Tables	£3,897
	17 Replicate Tables	£1,836
	3 Unique Listings	£648
	23 Replicate Listings	£1,863
Total		£9,885
	694006 main phase rerun safety
Management	3 hrs/wk	£308
Dry Run	1 dry run	£5,103
Total		£5,411
	694006 main phase rerun efficacy
Management	3 hrs/wk	£308
Dry Run	1 dry run	£5,103
Total		£5,411
	STATS TOTAL		£ 42,172

  Medical Writing

  Clinical Study Report:

The costs for the Clinical Study Report (CSR) for the AN01.01.0011 study are based on the following assumptions, with any deviations from these assumptions requiring a further recost:

•
Amarin want the existing CSR for the double-blind phase (dated 01 June 2007) to be updated to include the OLE study methods and results, a brief summary of the EFA laboratory data (maximum one days work), and a revision of the double-blind data. It has been assumed that any changes to the double-blind data will not change the message of the existing CSR dated 01 June 2007.

•	The cost includes the provision of a mock report including shell results tables for client review.

•	Two sets of consolidated client comments after the provision of Draft 1. Any additional revisions will be charged on a timesheet basis.

•	ICON has provided a separate unit cost for narrative writing and updates as required.

•	ICON Medical Writing will not be compiling the appendices.

The costs for this are £25,844

The costs for the open-label extension CSR addendum for the AN.01.01.0012 study will be charged on a timesheet basis using the hourly rates in section 3 below. It is estimated that the cost will be £23,802, which includes revisions based on two sets of consolidated client comments, but excludes an estimate for narratives (for which unit costs are presented below).

Aramin 694/005 & 006

Protocol AN01.01.0012 & AN01.01.0011	28th May 2008

Patient Narratives:

Various different complexities of work will need to be done to the patient narratives for both studies. These will be charges on a unit basis as detailed below:

•	A new narrative written from scratch -* £204.05 per narrative

•	An existing narrative QC'd against listings and SAE reports/CIOMS, and updated à £153.04

•	An existing narrative QC'd against listings only, and updated à £102.02

(Exchange rate used = €1 =£0.6988, as per contract)

Aramin 694/005 & 006

Protocol AN01.01.0012 & AN01.01.0011	28th May 2008

Section 2. Summary of Costs

Biostatistics
AN01.01.0011
Extension Phase Efficacy Analysis	£6,668
Extension Phase Safety Analysis	£9,885
Main Phase Rerun Safety	£5,411
Main Phase Rerun Efficacy	£5,411
AN01.01.0012
Extension Phase Efficacy Analysis	£6,506
Extension Phase Safety Analysis	£8,291
Total Biostatistics	£42,172
Medical Writing
AN01.01.0011 CSR	£25,844
AN.01.01.0012 Open-Label Extension CSR addendum	£23,802
Patient Narratives	Unit Costs
Total Medical Writing	£49,646
TOTAL	£91,818

Section 3. Hourly Rates to be used for any additional Work Requested by Amarin

The following hourly rates will be applied for any additional work required by Amarin.

Biostatistics

•	Senior Statistician à £102.58

Medical

•	Medical Writing - à £127.62

•	QA à £111.72